                                                                     EXHIBIT 2.1
                                    RECITALS

                  WHEREAS, Oakwood Homes Corporation, et al., debtors and debtors-in-possession in the above-captioned Chapter 11 cases (the "Debtors"), filed with this Court the Supplemental Disclosure Statement For Second Amended Joint Consolidated Plan Of Reorganization Of Oakwood Homes Corporation And Its Affiliated Debtors And Debtors In Possession, dated February 6, 2004 (D.I. 3504) (the "Disclosure Statement") pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") with respect to the Second Amended Joint Consolidated Plan Of Reorganization Of Oakwood Homes Corporation And Its Affiliated Debtors And Debtors In Possession, dated February 6, 2004 (D.I. 3503) (the "Plan"), attached hereto as Exhibit A;(2) and

                  WHEREAS, the Plan contemplates, among other things, authorization and approval for the Debtors to consummate the transactions provided for in that certain Asset Purchase Agreement, dated as of November 24, 2003, as amended (as may be from time to time further amended, the "Purchase Agreement"), by and among the Debtors, certain non-Debtor affiliates of the Debtors, and the Buyer (specifically as defined in the Plan), a copy of which was filed as Exhibit D to the Disclosure Statement and is attached hereto as Exhibit B; and

                  WHEREAS, by an Order dated February 6, 2004 (the "Disclosure and Solicitation Order") this Court, among other things, approved the Disclosure Statement in all respects as to the Operating Debtors (as defined below), set a date for the hearing to consider confirmation of the Plan, and established certain procedures for soliciting and tabulating votes with respect to the Plan; and

------------------------
(2) Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

                  WHEREAS, on March 16, 2004, this Court conditionally approved the Disclosure Statement and deemed the Disclosure and Solicitation Order to apply to the Small Business Debtors (as defined below), with the current solicitation packages being sufficient to solicit acceptances of the Plan as it applied to the Small Business Debtors; and

                  WHEREAS, the Debtors filed the affidavits of service (D.I.
3694) (the "Plan Mailing Affidavits"), showing that, in accordance with the applicable Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and the Disclosure and Solicitation Order, the notice of confirmation hearing, the Disclosure Statement (and the Plan attached thereto), the Disclosure and Solicitation Order and, to the extent required in the Disclosure and Solicitation Order, an appropriate Ballot, were mailed and transmitted by United States mail first class postage prepaid by February 17, 2004 to, as set forth in the exhibits to the Plan Mailing Affidavits, (i) the Creditors' Committee and the United States Trustee (excluding ballots); (ii) claimants holding Claims in unimpaired classes: Class 1 (Priority Non-Tax Claims) (excluding Ballots); (iii) claimants holding Claims designated as impaired and entitled to vote pursuant to the Plan: Classes 2A through 2L, (Secured Claims), Class 3 (Convenience Claims), Classes 4A through 4E (Unsecured Claims), and Class 6A (Non-Debtor-Held Interests); and (iv) entities that requested notices under Bankruptcy Rule 2002 (excluding ballots); and

                  WHEREAS, on March 19, 2004 the Debtors filed (i) the affidavit of Cheryl Rothlein of USA Today sworn to on February 20, 2004 (D.I. 3848) and
(ii) the affidavit Mike Henley of The Wall Street Journal sworn to on March 3, 2004 (D.I. 3849) (collectively, the "Publication Affidavits") setting forth the time and manner of the publication of the notices approved by this Court in the Disclosure and Solicitation Order for publication in The Wall

Street Journal (national edition) and USA Today (national edition), and showing that such notices were published in accordance with the Disclosure and Solicitation Order; and

                  WHEREAS, the Debtors filed the affidavit of Cassandra Murray of BSI (D.I. 3877), sworn to on March 22, 2004, attesting to the results of voting on the Plan (the "Voting Results Report"); and

                  WHEREAS, the Debtors filed the declaration of Myles E. Standish, the President and Chief Executive Officer of Oakwood Homes Corporation, dated March 25, 2004 (D.I. 3908) (the "Standish Declaration"), attesting to certain matters in connection with confirmation of the Plan; and

                  WHEREAS, the Debtors filed the declaration of George Nelson of Deloitte & Touche LLP (D.I. 3903), dated March 25, 2004, attesting to the tax implications of the ownership of the Reorganized Sale Debtor under the Sale Option of the Plan (the "Nelson Declaration"); and

                  WHEREAS, on March 5, 2004, pursuant to the Plan, the Debtors filed and served the Notice of Filing of Plan Supplement (D.I. 3713), which included the Plan Supplement and indicated that the Debtors served the Notice of Filing of Plan Supplement on, inter alia, (i) the United States Trustee, (ii) counsel for the Creditors' Committee and (iii) those entities that have formally requested receipt of pleadings in these cases pursuant to Bankruptcy Rule 2002; and

                  WHEREAS, annexed hereto as Exhibit C is a schedule listing certain executory contracts and unexpired leases to be rejected, assumed, or assumed and assigned, relating to the Reorganized Sale Debtors and the Reorganized Stand Alone Debtors, pursuant to the Plan as originally filed and served with the Plan Supplement and amended and modified as of the Confirmation Date (the "Executory Contract Schedule"); the executory contracts and unexpired leases assumed and assigned to the Buyer are governed by and set forth in the Purchase Agreement; and

                  WHEREAS, the United States Trustee has not objected to confirmation; and

                  WHEREAS, twenty parties formally filed objections to confirmation (the "Objecting Parties"); and

                  WHEREAS, each of the Objecting Parties has elected to withdraw its objection to confirmation or such objection has been resolved or settled; and

                  WHEREAS, as described at the Confirmation Hearing (as defined herein) and in the Revised Memorandum of Oakwood Homes Corporation and Its Affiliated Debtors and Debtors-In-Possession in Support of Confirmation of the Second Amended Joint Consolidated Plan of Reorganization, dated February 6, 2004 (D.I. 3885)(the "Memorandum"), to resolve the objections interposed to the Plan, the Debtors have (i) agreed to modify the treatment provided for Secured Claims, rendering them unimpaired, and (ii) resolved certain matters with respect to the Claims or the purported Claims asserted by the Objecting Parties, as set forth in this Order; and

                  WHEREAS, pursuant to section 1128(a) of the Bankruptcy Code, this Court held a hearing commencing on March 24, 2004 and continuing thereafter on March 26, 2004 (both hearings together, the "Confirmation Hearing"), to consider confirmation of the Plan, including the settlements embodied therein; and

                  NOW, THEREFORE, based upon this Court's review of the affidavits and reports previously filed with this Court; and upon all of the evidence proffered and adduced at, memoranda and objections filed in connection with, and arguments of counsel made at the Confirmation Hearing to consider, inter alia, confirmation of the Plan and issues pertaining to settlement of various issues regarding the Plan; and notice appearing to be sufficient and in accordance with all applicable rules and law; and after due deliberation; and upon the entire record of these Chapter 11 Cases;

                  FINDINGS OF FACTS AND CONCLUSIONS OF LAW(3)

         I.       IT IS HEREBY FOUND AND DETERMINED THAT

                  1. Core Proceeding (28 U.S.C. Section 157(B)(2)). This is a core proceeding under 28 U.S.C. Section 157(b)(2).

                  2. Adequacy of the Disclosure Statement and Solicitation of Votes as to the Small Business Debtors.

                           (a)      The Disclosure Statement contains adequate
information regarding the Small Business Debtors within the meaning of section 1125 of the Bankruptcy Code.

                           (b)      The period during which the Debtors
solicited votes to accept or reject the Plan for the Small Business Debtors, as established by the Disclosure and Solicitation Order, provided sufficient time for: (1) Holders of Claims and Interests to make informed decisions to accept or reject the Plan and submit timely ballots; and (2) brokers, banks, dealers or other agents or nominees for beneficial owners of Claims or Interests to distribute ballots and complete and submit timely master ballots.

                           (c)      The procedures for the solicitation and
tabulation of votes to accept or reject the Plan for the Small Business Debtors provided a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code.

------------------------
(3) Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact where appropriate.

                           (d)      The contents of the Solicitation Packages
(as defined in the Disclosure and Solicitation Order) and the procedures for providing notice of the Confirmation Hearing and the other matters set forth in the Confirmation Hearing Notice complied with Bankruptcy Rules 2002 and 3017 and constitute adequate information and sufficient notice to all interested parties in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the "Local Rules").

                  3. Transmittal and Mailing of Materials; Notice. The Solicitation Packages were transmitted and served in compliance with the Disclosure and Solicitation Order and the Bankruptcy Rules, and such transmittal and service was adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and other bar dates and hearings described in the Disclosure and Solicitation Order was given in compliance with the Bankruptcy Rules and the Disclosure and Solicitation Order, and no further notice was required. The solicitation of votes was made in good faith and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules and all other rules, laws and regulations.

                  4.       Plan Compliance with Bankruptcy Code (11 U.S.C.
Section 1129(a)(1)). Article IV of the Plan adequately and properly identifies and classifies all Claims and Interests. The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code and, as required by Bankruptcy Rule 3016(a), is dated and specifically identifies the Debtors as the proponents of the Plan.

                           (a)      Proper Classification (11 U.S.C. Sections
1122, 1123(a)(1)). Article IV of the Plan adequately and properly identifies and classifies all Claims and Interests. The Plan designates seventeen (17) Classes of Claims and one (1) Class of Interests. The Claims or

Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class, and such classification satisfies section 1122 of the Bankruptcy Code. Valid business and legal reasons exist for the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. Thus, the Plan satisfies section 1123(a)(1) of the Bankruptcy Code.

                           (b)      Specified Treatment of Unimpaired Class (11
U.S.C. Section 1123(a)(2)). The Plan specifies in Article IV that Class 1 is not impaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code. The Plan, as amended to obviate certain objections raised by the Objecting Parties, also now specifies that Classes 2A through 2L are not impaired under the Plan, thereby satisfying selection 1123(a)(2) with respect to those Classes.

                           (c)      Specified Treatment of Impaired Classes (11
U.S.C. Section 1123(a)(3)). The Plan specifies the Classes of Claims and Interests that are impaired and the treatment of the impaired Classes (Classes 3, 4A through 4E, and 6A) in Article IV of the Plan, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

                           (d)      No Discrimination (11 U.S.C. Section
1123(a)(4)). Except as described herein, Article IV of the Plan provides for the same treatment for each Claim or Interest in each respective Class unless the holder of a particular Class or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

                           (e)      Implementation of the Plan (11 U.S.C.
Section 1123(a)(5)). Article VI of the Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

                           (f)      Nonvoting Equity Securities (11 U.S.C.
1123(a)(6)). Under the Sale Option of the Plan, the articles of incorporation for the Reorganized Sale Debtors shall prohibit the issuance of nonvoting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code. Pursuant to Section 6.2(b) of the Plan, under the Stand Alone Option of the Plan, the Amended Bylaws and Amended Certificates of Incorporation of the Debtors prohibit the issuance of nonvoting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

                           (g)      Selection of Officers, Directors and Initial
Trustees (11 U.S. C. Section 1123(a)(7)). The provisions of the Plan, Liquidation Trust Agreement, Amended Bylaws, Amended Certificates of Incorporation and Stand Alone Voting Trust Agreement regarding the manner of selection of officers and directors of the Reorganized Sale Debtors and the Reorganized Stand Alone Debtors, as well as the selection of the Liquidation Trustee, the members of the Liquidation Trust Advisory Committee and the Stand Alone Voting Trustees, are consistent with the interests of creditors and equity security holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

                  5.       Compliance with the Bankruptcy Code (11 U.S.C.
Section 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.

                           (a)      Each of the Debtors is a proper debtor under
section 109 of the Bankruptcy Code.

                           (b)      On November 15, 2002, Oakwood Homes
Corporation ("Oakwood"), New Dimension Homes, Inc., Dream Street Company, LLC, Oakwood Shared Services, LLC, HBOS Manufacturing, LP, Oakwood MHD4, LLC, Oakwood Acceptance

Corporation, LLC, Oakwood Mobile Homes, Inc., Suburban Home Sales, Inc., FSI Financial Services, Inc., Home Service Contract, Inc., Tri-State Insurance Agency, Inc., Golden West Leasing, LLC, Crest Capital, LLC, and Preferred Housing Services, LP (collectively, the "Operating Debtors") each filed a voluntary Chapter 11 petition pursuant to section 301 of the Bankruptcy Code. The Chapter 11 Cases of the Operating Debtors were consolidated for administrative purposes only by Order dated November 19, 2002 (D.I. 44).

                           (c)      On March 5, 2004, Oakwood Financial
Corporation, Oakwood Investment Corporation and Oakwood Servicing Holdings Co., LLC, (the "Small Business Debtors" and, collectively with the Operating Debtors, the "Debtors") each filed a voluntary Chapter 11 petition pursuant to section 301 of the Bankruptcy Code. The Chapter 11 Cases of the Small Business Debtors were consolidated for administrative purposes only with the Chapter 11 Cases of the Operating Debtors by Order dated March 10, 2004 (D.I. 3759).

                           (d)      This Court has jurisdiction over the
Debtors' Chapter 11 Cases pursuant to 28 U.S.C. Section 1334.

                           (e)      Venue of these cases is proper in this
district pursuant to 28 U.S.C. Section 1408.

                           (f)      The Debtors are the proper proponents of the
Plan pursuant to section 1121(a) of the Bankruptcy Code.

                           (g)      The Debtors, as proponents of the Plan,
complied with all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and the Disclosure and Solicitation Order by transmitting the Plan, the Disclosure Statement, the Ballots and related documents and notices to all necessary and appropriate Persons and parties-in-interest and by soliciting and tabulating votes on the Plan. Notwithstanding any adverse financial and other developments occurring subsequent to the mailing of the Disclosure Statement, no resolicitation of votes is required because the Disclosure Statement stated that it was accurate only as of the dates of its preparation, and (i) warned of the risks of adverse changes in the Debtors' prospects and (ii) stated that management did not intend to revise the Disclosure Statement projections or advise its readers of any subsequent changes or events.

                  6. Plan Proposed in Good Faith (11 U.S.C. Section 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.

                  7. Payments for Services or Costs and Expenses (11 U.S.C. Section 1129(a)(4)). Any payment made or to be made pursuant to the Plan by the Debtors, the Buyer or any other entity receiving property under the Plan for services or for costs and expenses in or in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been approved by, or is subject to the approval of, this Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

                  8. Directors, Officers and Trustees (11 U.S.C. Section 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. Specifically:

                           (a)      To the extent known at this time, the
Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director and/or officer of the Reorganized Sale Debtors and the Reorganized Stand Alone Debtors, the Liquidation Trustee, a member of the Liquidation Trust Advisory Committee and a Stand Alone Voting Trustee, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Holders of Claims and Interests and with public policy.

                           (b)      To the extent known at this time, the
Debtors have disclosed the identity of any insider that will be employed or retained by any successor to the Debtors and such person's compensation.

                  9. No Rate Changes (11 U.S.C. Section 1129(a)(6)). No governmental regulatory commission has jurisdiction over the rates charged by the Debtors. Thus, the Plan does not provide for the change in any rates which require regulatory approval, thereby satisfying section 1129(a)(6) of the Bankruptcy Code.

                  10. Best Interests of Creditors Test (11 U.S.C. Section 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.
Specifically:

                           (a)      The liquidation analyses contained in the
Disclosure Statement and in other evidence presented at the Confirmation Hearing have not been controverted by other evidence. The methodology used and assumptions made in connection with the liquidation analysis, as supplemented by other evidence at the Confirmation Hearing, are reasonable.

                           (b)      Each Holder of a Claim or Interest in each
impaired Class either has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date. No Class has made an election under section 1111(b) of the Bankruptcy Code.

                  11. Acceptance by Certain Classes (11 U.S.C. Section 1129(a)(8)). Except as set forth below, each Class of Claims or Interests entitled to vote has accepted the Plan or is not impaired under the Plan. Since not all impaired Classes of Claims or Interests have accepted the Plan, the requirements of section 1129(a)(8) have not been met, thus requiring the Debtors' compliance with section 1129(b) of the Bankruptcy Code with respect to such nonaccepting classes.

                  12.      Treatment of Administrative and Tax Claims (11 U.S.C.
Section 1129(a)(9)). The treatment of Administrative Claims, Fee Claims, OFC and OIC Tax Claims, Priority Tax Claims, and Priority Non-Tax Claims under sections 3.1, 3.2, 3.3, 3.4 and 4.2 of the Plan satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims and OFC and OIC Tax Claims under Sections 3.3 and 3.4 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

                  13. Acceptance by Impaired Classes (11 U.S.C. Section 1129(a)(10)). At least one Class of Claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider of the Debtors holding a Claim in such Class, thereby satisfying section 1129(a)(10) of the Bankruptcy Code.

                  14. Feasibility (11 U.S.C. Section 1129(a)(11)). Reliable and credible evidence was presented at the Confirmation Hearing that the Plan is feasible. Confirmation of the Plan, therefore, satisfies section 1129(a)(11) of the Bankruptcy Code.

                  15. Payment of Fees (11 U.S.C. Section 1129(a)(12)). All fees payable under 28 U.S.C. Section 1930, as determined by this Court at the Confirmation Hearing, have been paid or will be paid as Administrative Claims on the Effective Date pursuant to the Plan, thereby satisfying section 1129(a)(12) of the Bankruptcy Code. From and after the Effective Date, the Liquidation Trust shall assume responsibility for and shall pay all fees payable under 28 U.S.C.
Section 1930 for the Estate of each Debtor until the Chapter 11 Case of such Debtor is dismissed, closed or converted.

                  16. Continuation of Retiree Benefits (11 U.S.C. Section 1129 (a)(13)). The Debtors have no obligations constituting "retiree benefits" as defined in section 1114 of the Bankruptcy Code. Therefore, section 1129(a)(13) of the Bankruptcy Code does not apply to the Plan and is satisfied.

                  17. Fair and Equitable; No Unfair Discrimination (11 U.S.C. Section 1129(b)). Classes 4C and 6A (the "Rejecting Classes") are treated as impaired under the Plan and did not meet the requirements of sections 1126(c) and (d) of the Bankruptcy Code; therefore, such Classes, and only such Classes, have rejected the Plan. Pursuant to section 1129(b) of the Bankruptcy Code, this Court finds that the Plan does not discriminate unfairly, and is fair and equitable, with respect to each of the Rejecting Classes. Specifically, the Holders of the Non-Debtor-Held Interests, which Holders comprise the most junior Class under the Plan and the only Class junior to Class 4C, will not receive or retain any property under the Plan on account of such Interests. The retention by Holders of the Non-Debtor-Held Interests in Reorganized Sale OKWD under the Sale Option of the Plan is necessary and appropriate under the circumstances in that it serves to substantially increase, not diminish, the recovery to the Holders of Allowed Unsecured Claims. Since the purpose of this continuing equity ownership is the maximization of distributions to Holders of Allowed Unsecured Claims, the Holders of Non-Debtor Held Interests are not, therefore, receiving or retaining property "on account of their interests" in the Debtors or the Reorganized Sale Debtors. Thus, the Plan satisfies section 1129(b) as to Classes 4C and 6A.

                  18. Principal Purpose of Plan (11 U.S.C. Section 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (15 U.S.C. Section 77e), and no Governmental Unit has requested that this

Court not confirm the Plan for this reason. Therefore, the Plan satisfies the requirements under section 1129(d) of the Bankruptcy Code.

                  19. Technical Amendments and Non-Material Modifications. The modifications of the Plan (the "Modifications") set forth in the Non-Material Amendments of and Revisions to Resolve Objections to the Second Amended Joint Consolidated Plan of Reorganization of Oakwood Homes Corporation and Its Affiliated Debtors and Debtors-in-Possession, as attached hereto as Exhibit D, are technical and/or non-material changes to the Plan and shall be, and hereby are, approved in their entirety. The Modifications do not constitute material modifications to the Plan and, if they did, such modifications are expressly permitted pursuant to section 11.3 of the Plan. Furthermore, the Debtors have established that the Modifications will not alter the economic effect of the distributions to Classes described in the Plan.

                  20. Objections. All objections to confirmation and comments filed with this Court have been withdrawn or settled based upon the representations made on the record and the Modifications of the Plan, as set forth below:

                           (a)      In regard to the objections to confirmation
filed with this Court by (1) the Texas Taxing Authorities (D.I. 3684 and 3716),
(2) County of Riverside, California (D.I. 3725), (3) Pima County, Arizona (D.I.
3727) and (4) the Second Texas Taxing Authorities (D.I. 3781), these parties have agreed to withdraw their objections based on the following:

                  In resolution of the objections of Angelina County, Ben Bolt-Palito Blanco ISD, Bexar County, Caldwell CAD, Cypress-Fairbanks ISD, Dallas County, City of Denton, Dimmit County, Donna ISD, Duval County, City of El Paso, Ellis County, Fort Bend County, Grayson County, Gregg County, Harris Co. WCID #21, Harris County, Hays CISD, Hidalgo County, City of Houston, Houston ISD, Hunt County, Ingram ISD, City of Kilgore, Kilgore College, Kilgore ISD, Lamar CISD, Lampasas CAD, Lavaca County CAD, Mathis ISD, McLennan County, Mildred ISD, Montgomery County, Morris CAD, Navarro

         County, New Braunfels ISD, Nueces County, Orange County, Parker CAD, Pharr-San Juan-Alamo ISD, Polk County, Premont ISD, Reagan County, City of San Marcos, San Marcos CISD, San Patricio County, Smith County, Stockdale ISD, Tarrant County, Tom Green CAD, Victoria County, Washington CAD, Wilson County, Wise CAD and Wise County, Tax Appraisal District of Bell County, County of Bowie, Bowie Central Appraisal District, County of Brazos, Bryan Independent School District, Brazos County Rural Fire Prevention District #2, Barbers Hill Independent School District, County of Comal, County of Coryell, County of Denton, Elgin Independent School District, White Oak Independent School District, Longview Independent School District, County of Grimes, City of Navasota, Navasota Independent School District, County of Guadalupe, County of Hardin, County of Harrison, Marshall Independent School District, Hallsville Independent School District, County of Hays, County of Henderson, County of Hill, City of Hillsboro, Hillsboro Independent School District, Itasca Independent School District, Midland Central Appraisal District, County of Real, County of Van Zandt, County of Williamson, Leander Independent School District, Brazoria County, Barbers Hill ISD, City of Ennis, Ennis ISD, Cass County, Greenville ISD, Boles ISD, City of Wolfe City, Burleson ISD, Johnson County, Venus ISD, Hill County Jr. College, Cleburne ISD, Wichita Falls ISD, Wichita County, City of Itasca, Maypearl ISD, Waxahachie ISD, Eagle Mountain-Saginaw ISD, Channelview ISD, Fort Worth ISD, City of Fort Worth, Olney ISD, Young County, Olney Hospital District, Spring ISD, Tomball ISD, City of Tomball, Andrews ISD, Andrews County, Midland County, Lubbock Central Appraisal District, Quinlan ISD, Clark County (Nevada), County of Riverside (California), and Pima County (Arizona) (collectively, the "Objecting AVTAs"), the following shall apply, notwithstanding any provisions in the Plan, this Confirmation Order, or in any loan documents authorizing, establishing, or securitizing any Exit Facility herein:

                  1) All Claims of the Objecting AVTAs, to the extent timely and properly filed under any relevant bar date, or as allowed by the Court, for either pre-petition or post-petition taxes, will retain any and all statutory Liens (to the extent validly perfected and otherwise unavoidable) they now hold whether in the original collateral securing their Claims, or in the proceeds of the sale thereof, for both pre-petition and post-petition tax years, until paid in full, and such Liens shall not be primed by or subordinated to any Liens granted to, for the benefit of, or in connection with the Exit Facility, absent further Order of the Court after notice and a hearing.

                  2) To the extent any asserted Secured Claims of the Objecting AVTAs for taxes for the 2003 tax year are entitled to classification and treatment as Administrative Claims under section 503 of the Bankruptcy Code, they shall be paid pursuant to
                           Section 3.1 of the Plan. If the Plan is consummated pursuant to the Sale Option, the AVTAs will have 60 days from entry of the Confirmation Order to file proofs of claim for the 2004 tax year. If the Plan is consummated pursuant to the Stand Alone Option, the Reorganized Stand Alone Debtors shall pay taxes for the 2004 tax year in the ordinary course as appropriate without the necessity of filing claims or requests for payment in these Chapter 11 cases.

                  3) The Liquidation Trust (under the Sale Option) and the Reorganized Stand Alone Debtors (under the Stand Alone Option) shall have six (6) months from the Effective Date (the "AVTA Claims Objection Deadline") to file objections to claims filed by the Objecting AVTAs; provided, however, that any objecting AVTA may extend the AVTA Claims Objection Deadline with respect to its Claim only.

                           A. Claims not objected to prior to the AVTA Claims Objection Deadline shall be paid in full within the following thirty days or as soon as reasonably practicable thereafter, including interest to the extent allowable under section 506(b) of the Bankruptcy Code
                                    (i) at the statutory rate for the period from the Petition Date through the Effective Date, and (ii) interest from the Effective Date at the rate of 8% per annum until paid in full.

                           B. To the extent any of the Claims of the Objecting AVTAs are objected to by the AVTA Claims Objection Deadline, payment in full shall be made within thirty days or as soon as reasonably practicable after such Claim(s) become Allowed. To the extent any Claim of the Objecting AVTAs is objected to in part, the undisputed portion of such Claim shall be paid within thirty days of the AVTA Claims Objection Deadline or as soon as reasonably practicable thereafter, pending the resolution of the disputed portion of their claim.

                  4) If the Plan is consummated pursuant to the Sale Option, sufficient proceeds from the sale shall be reserved by the Liquidation Trust to pay any ultimately Allowed Claim(s) (including post-petition interest) of the Objecting AVTA(s), with the Allowed Claims retaining their priority of payment as if such Liens continued in the proceeds and such amount shall not be subject to distribution to any other party unless and until all Allowed Claim(s) of the Objecting AVTA(s) have been paid in full.

                           (b)      The limited objection to confirmation (D.I.
3722) filed with this Court by Carolina First Bank ("CFB") is withdrawn.

                           (c)      Wachovia Bank, National Association
("Wachovia") has agreed to withdraw its limited objection (D.I. 3760) based on the following:

                  Due to the nature of the cash management system operated by Wachovia and the potential Allowed Claim arising therefrom, the bar date for Wachovia to submit one or more proofs of an Administrative Claim to the Liquidation Trust (under the Sale Option) or the Reorganized Stand Alone Debtors (under the Stand Alone Option) with respect to any post-Effective Date chargebacks received and any expense or liability that arises as a result of processing remittances to the Lockbox (as defined in Wachovia's objection) or otherwise providing cash management services to the Debtors during the pendancy of these Chapter 11 Cases (any and all such claims, a "Cash Management Administrative Claim") shall not be subject to the Administrative Claims Bar Date but, with respect to each account maintained by the Debtors prior to the Effective Date (each such account a "Wachovia Account"), shall be filed by Wachovia no later than nine months after the date on which such account with Wachovia has been closed (in each case, the "Cash Management Administrative Claim Bar Date"). Until each account has been closed, Wachovia shall continue to service such account in accordance with the terms and conditions of that certain Order Authorizing (i) Continued Use of Existing Business Forms and Records and Management of Existing Bank Accounts and Cash Management Systems and (ii) Continued Use of Intercompany Transaction, entered November 19, 2002 (D.I. 28) (the "Cash Management Order"). Additionally, provided that the Liquidation Trust (under the Sale Option) or the Reorganized Stand Alone Debtors (under the Stand Alone Option) does not breach applicable deposit agreements, Wachovia will not interrupt or otherwise interfere with ACH or other services that Wachovia provided to the Debtors during the pendancy of these Chapter 11 Cases in the ordinary course of business until such time as each Wachovia Account is closed.

                  The Liquidation Trust (under the Sale Option) or the Reorganized Stand Alone Debtors (under the Stand Alone Option) shall, on or as soon as reasonably practicable after the Effective Date, establish a reserve (the "Cash Management Reserve") to satisfy Allowed Cash Management Administrative Claims. Such reserve shall be established in the initial amount of five million dollars ($5,000,000), and shall be supplemented from time to time by the actual amount of unpaid Cash Management Administrative Claims asserted by Wachovia through the thirtieth (30th) day following the date on which the applicable Wachovia Account has been closed (the "Supplemental Reserve Amount"), which Supplemental Reserve Amount shall be set forth in a writing delivered by Wachovia to the Liquidation Trust (under the Sale Option) or the Reorganized Stand Alone Debtors (under the Stand Alone Option) no more than ten (10) days later.

                  Ten (10) days after the end of each month until the final Cash Management Administrative Claims Bar Date respecting each particular

         Wachovia Account, Wachovia shall submit to the Liquidation Trust (under the Sale Option) or the Reorganized Stand Alone Debtors (under the Stand Alone Option) its aggregate Cash Management Administrative Claims for such month together with appropriate supporting documentation of such Claims. The Liquidation Trustee (under the Sale Option) or the Reorganized Stand Alone Debtors (under the Stand Alone Option) shall have a period of thirty (30) days from the date of each such submission to file an objection with the Bankruptcy Court to all or any portion of a Cash Management Administrative Claim. The Liquidation Trustee (under the Sale Option) or the Reorganized Stand Alone Debtors (under the Stand Alone Option) shall pay the undisputed portion of any Cash Management Administrative Claim within thirty (30) days of the date of submission, and shall pay any disputed Cash Management Administrative Claim within ten (10) days after the date such disputed Claim becomes an Allowed Claim.

                  If, prior to the Effective Date, Wachovia has not entered into an appropriate agreement with the Buyer regarding the continued processing of remittances received in the Lockbox established by the Debtors with Wachovia, and/or the provision of other post-Effective Date cash management services, Wachovia is authorized and instructed to terminate such services and to cause all Lockbox receipts to be forwarded on a daily basis to the Buyer by overnight delivery, unopened and unprocessed at an address designated in writing by the Buyer.

                  The Buyer shall reimburse Wachovia for its reasonable fees and expenses for providing such services. Wachovia shall have no liability to any party with respect to receipts in the Lockbox, other than those arising from its own gross negligence or willful misconduct.

                           (d)      The objection to confirmation (D.I. 3761)
filed by the Arkansas Class Action Plaintiffs (the "Plaintiffs") is withdrawn with the clarification that neither the Plan nor this Order will in any way affect the relief granted by this Court in the Order (D.I. 2374) entered on November 13, 2003.

                           (e)      The limited objection to confirmation (D.I.
3763) by Textron Financial Corporation ("Textron") is withdrawn based on the following language:

                  Textron Financial Corporation ("Textron") filed a Limited Objection to Second Amended Joint Consolidated Plan of Reorganization (the "Textron Objection"). The Textron Objection has been resolved by the Buyer's agreement that, notwithstanding anything to the contrary in the Asset Purchase Agreement, (a) the Buyer will assume all of Debtors' obligations and liabilities under (i) the

         Repurchase Agreement Between HBOS Manufacturing L.P. and Textron dated April 30, 2001, as amended on March 7, 2002, as amended by the Amended, Re-Affirmation and Agreement dated January 30, 2003, and as amended by the Amendment to Repurchase Agreement dated May 5, 2003, the latter of which was also executed by Oakwood Homes Corporation and Oakwood Mobile Homes, Inc. (collectively, the "Textron Repurchase Agreement") and (ii) the Guaranty dated April 30, 2001 by and between Oakwood Homes Corporation and Textron for the benefit HBOS (the "Oakwood Guaranty"), the Guaranty dated May 6, 2002, by and between Oakwood Mobile Homes, Inc. and Textron, for the benefit of New Dimension Homes of Long Neck, LLC ("Long Neck") (the "OMH Guaranty") and the Guaranty dated May 6, 2002, by and between NDH and Textron, for the benefit of Long Neck (the "New Dimension Guaranty") (collectively, with all amendments thereto, the "Guaranties") and (b) the Buyer will not be permitted to assign, transfer and/or delegate all or any portion of its duties or obligations under the Textron Repurchase Agreement or Guaranties, whether to an affiliate of the Buyer or otherwise, without the written consent of Textron, whose consent shall not be unreasonably withheld as long as the assignee's assumption of the obligations thereunder are consistent with Textron's applicable underwriting criteria. The OMH Guaranty and New Dimension Guaranty shall only be assumed if and when the Buyer obtains direct or indirect ownership of either NDH or Long Neck, and in any event such guarantees shall be released upon execution by Long Neck, Robert W. Tunnell, Jr. ("Tunnell") and James C. Kuhn ("Kuhn") of documents satisfactory to Textron in its sole discretion pursuant to which Long Neck, Tunnell and Kuhn (i) affirm their obligations as to all existing and future obligations of Long Neck to Textron, including those under the Tunnell and Kuhn guaranties, and
         (ii) consent to the release of Oakwood Mobile Homes, Inc. and NDH from liability under the OMH Guaranty and New Dimension Guaranty. The release of the OMH Guaranty and New Dimension Guaranty shall not effect Buyer's obligations under the Textron Repurchase Agreement and the Oakwood Guaranty.

                           (f)      The limited objection to confirmation (D.I.
3771) filed by Associates Housing Finance, LLC ("Associates") is withdrawn.

                           (g)      The limited response (D.I. 3783) filed by
the Creditors' Committee is withdrawn.

                           (h)      The objection (D.I. 3784) filed by the
Federal Housing Administration ("FHA") and the Government Mortgage National Mortgage Association ("GNMA") is resolved based on the following:

                  Notwithstanding any provision in the Plan or this Order, the treatment or transfer of any loans backing securities ("GNMA Securities") by the Government National Mortgage Association ("GNMA") and any loans ("FHA Loans") insured by the Federal Housing Administration ("FHA") shall be in accordance with all applicable federal statutes, regulations and the loan and guaranty agreements governing such loans and securities. Any rights the GNMA and the FHA have with respect to such treatment or transfer of the GNMA Securities and FHA Loans or the prospective conduct by any issuer or servicer of such GNMA Securities and FHA Loans pursuant to the National Housing Act, 12 U.S.C. Sections 1701-1749, are specifically preserved, and shall not be impaired or affected by the Plan or this Order; provided however, that FHA or GNMA's entitlement to any claim against the Debtors shall be determined in accordance with applicable law and rules and all parties' rights with respect to such claim are preserved; provided further, however, that nothing herein or in the Plan shall alter (a) any existing rights of setoff or recoupment of GNMA or FHA as to the Debtors under applicable law or rules or (b) their rights, if any, under applicable law with respect to any non-debtor parties other than the Buyer or Berkshire or any of their affiliates (against which the injunction, releases and exculpation contained in the Plan and the Order shall apply). The Court makes no ruling as to the terms of any treatment or transfer of any GNMA Securities or FHA Loans or any rights or assets associated therewith, and the rights of the GNMA and the FHA to object to such treatment or transfer, or the terms thereof, is specifically reserved as set forth herein and survives confirmation.

                  Notwithstanding the definitions and other provisions of the Plan and this Order, the determination of whether any Allowed Claim of FHA and GNMA includes "non-compensatory penalties, fines, punitive damages, exemplary damages, multiple damages, treble damages or any other claims or obligations that do not compensate for actual losses incurred" is deferred, and, if necessary, will be determined by the Bankruptcy Court in the context of the Claims resolution proceedings, if any.

                  To the extent that the GNMA or FHA is, or becomes, entitled to recover any amounts against the Debtors, any recovery of such amount shall be limited to the GNMA/FHA Disputed Claim Reserve (as defined below) of the Liquidation Trust established by the Plan. The amount to be paid to GNMA or FHA from the Liquidation Trust shall be distributed pro rata with the same proportion paid to GNMA and to FHA as is distributed to other creditors of the same Class or Classes under the Plan. The Liquidation Trust shall establish a reserve from the assets of the Liquidation Trust in the amount of $70 million (the "GNMA/FHA Disputed Claim Reserve"), which may be reduced or eliminated by agreement between GNMA, FHA and the Debtors or the Liquidation Trust, as applicable, or as a result of a final, unappealable decision on the merits by a court of competent jurisdiction.

                           (i)      The objection (D.I. 3535) filed by David L.
Babson & Company, Inc. ("Babson") is resolved by the establishment of a reserve in the amount of seven million dollars ($7.0 million) (the "Babson Reserve") to pay any Allowed Administrative or Cure Claims of Babson or any third-party to which the Debtors may owe an indemnification or other obligation in connection with Babson's disputed claim (the "Babson Disputed Claim"), to the extent any such Claim becomes an Allowed Claim with the following conditions: (i) Babson, the Debtors and any third-party retain whatever rights, claims and defenses they have respecting the Babson Disputed Claim, provided however that if Babson ultimately is determined to have an Allowed Claim against the Debtors, such Allowed Claim will be governed by the Plan; (ii) no provisions of the Plan and this Order affect whatever rights the Debtors may have against third parties respecting the Babson Disputed Claim and do not affect whatever rights Babson may have against any non-Debtor third parties respecting any claim; and (iii) prior to the disbursement of any funds from the Babson Reserve, Babson shall receive ten days written notice of such proposed disbursement. These terms of settlement resolve Babson's objection to the Plan only, and do not otherwise resolve the contested matter concerning Babson's Disputed Claim, which contested matter remains unresolved as of the date of this Order. Notwithstanding anything to the contrary in this Paragraph, in no event shall the Buyer be liable for anything related to Babson's Disputed Claim to the extent it accrued prior to the Effective Date. The remaining portions of Babson's objection have been withdrawn. Nothing contained in this Paragraph shall affect the rights of indemnification, insurance and exculpation of the officers and directors from the Debtors.

                           (j)      The objection (D.I. 3795) filed by National
Loan Investors, L.P. ("NLI") has been resolved by the Modifications and by the Debtors' representation that the Plan does not alter an oversecured creditor's rights under the Bankruptcy Code and the Exit Facility does not prime any secured creditor that is not primed by the current post-petition financing.

                           (k)      Due to the objection (D.I. 3796) filed by
Tunnell Companies, L.P. ("Tunnell"), and notwithstanding anything in the Plan or this Order (or any documents or agreements approved hereunder) to the contrary, confirmation of the Plan and the consummation of the Purchase Agreement with the Buyer shall not be approved by this Court with respect to: (a) Debtors' request to sell, transfer, cancel or convey Debtors' stock ownership interest in NDH,
(b) the confirmation of the Plan with respect to NDH; and (c) any transactions respecting NDH's rights, claims and its interests in New Dimension Homes of Long Neck, L.C.C. (the "ND LLC") including, without limitation, the assumption, rejection, assignment, sale or transfer of: (i) any membership or economic interest in the ND LLC; or (ii) the New Dimension Homes of Long Neck, L.L.C. Operating Agreement (collectively, the "Adjourned Transactions"). Notwithstanding anything in the Plan or this Order (or any documents or agreements approved hereunder) to the contrary, the objection filed by Tunnell to the Plan and the Purchase Agreement as it relates to the foregoing is adjourned to the April 16, 2004 omnibus hearing date in these Chapter 11 Cases or such other date as the parties agree (the "Adjourned NDH Hearing") and pending the Adjourned NDH Hearing, the Debtors shall not enter into any of the Adjourned Transactions absent further order of the Court. Notwithstanding the foregoing, nothing contained herein shall prejudice the Debtors from seeking the dismissal of NDH's Chapter 11 Case prior to the Adjourned NDH Hearing upon notice and a hearing and nothing shall prejudice Tunnell from opposing such dismissal. The Buyer has agreed to the foregoing and that the ultimate outcome of this dispute in no way will otherwise affect the transaction under the Purchase Agreement and will not constitute a default, breach or give rise to a termination right under the Purchase Agreement.

                           (l)      The objection (D.I. 3796) filed by IOS
Capital, LLC ("IOS") is withdrawn.

                           (m)      The objection (D.I. 3800) filed by Gelco
Corporation d/b/a/ GE Fleet Services ("Gelco") is withdrawn.

                           (n)      The objection (D.I. 3811) filed by Pacific
Employers Insurance Company, ACE American Insurance Company and ESIS, Inc. (the "Insurance Companies") is resolved as set forth on the record.

                           (o)      The objection (D.I. 3845) filed by ARC SPEI
I, L.L.C. ("ARC") is resolved.

                           (p)      The objection (D.I. 3847) filed by The Bank
of New York (the "Bank") is withdrawn.

                  21. Successors of the Debtors. For purposes of sections 1125(e) and 1145 of the Bankruptcy Code, each of the Liquidation Trust, the Reorganized Sale Debtors, the Reorganized Stand Alone Debtors, the DOF Escrow Account, and the Stand Alone Voting Trust, when and if established as provided in the Plan, will each be a newly organized successor of the Debtors under the Plan within the meaning of section 1125(e) of the Bankruptcy Code and a successor to the Debtors under the Plan within the meaning of section 1145(a) of the Bankruptcy Code, but not for any other purpose, such as, but not limited to, successor or other liability. The Liquidation Trust is not an insider of the Debtors, the Reorganized Sale Debtors or the Reorganized Stand Alone Debtors within the meaning of section 101(31) of the Bankruptcy Code. Except as expressly assumed in the Purchase Agreement, the Buyer shall not be a successor to the Debtors with respect to any liabilities or Claims, including but not limited to, any and all OFC and OIC Tax Claims and any and all Future Claims.

                  22. Exemption From Securities Laws (11 U.S.C. Section 1145(a)). To the extent, if any, that they constitute "securities," the issuance and distribution of (i) the Debtors' New Common Stock and (ii) the beneficial interests of the Liquidation Trust under the Plan have been duly authorized, and when issued as provided in the Plan, will be validly issued, fully paid and nonassessable. The offer and sale of the foregoing is in exchange for Claims, or principally in exchange for Claims and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitute "securities," the "offering" of such items is exempt and the issuance and distribution of such items will be exempt from section 5 of the Securities Act of 1933 and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

                  23. Good Faith Solicitation; Good Faith Sale of Securities (11 U.S.C. Section 1125(e)). The Debtors, the Buyer, Berkshire, the Creditors' Committee, and their employees, directors, members, ex officio members, agents, accountants, business consultants, representatives, attorneys and advisors, through their participation in the negotiation, preparation and confirmation of the Plan and the approval of the Disclosure Statement and their efforts to confirm the Plan, have solicited acceptances and rejections of the Plan (or supported the solicitation of acceptances and rejections of the Plan) in good faith and participated in these Chapter 11 Cases in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the Creditors' Committee, the Buyer, the Reorganized Sale Debtors, the Reorganized Stand Alone Debtors, the Liquidation Trust, the DOF Escrow Account, Holders of Claims and/or

Interests receiving any distributions or other consideration under the Plan, and their employees, directors, members, ex officio members, trustees, agents, representatives, attorneys and advisors have participated or will have participated in good faith and in compliance with the provisions of the Bankruptcy Code, to the extent applicable, in the offer, sale, issuance and purchase of the items described in this Order.

                  24.      Assumption and Assignment Determinations.

                           (a)      The Debtors' assumption and, as applicable,
assignment of contracts and leases, pursuant to Article IX of the Plan and section 365 of the Bankruptcy Code, are authorized pursuant to section 1123(b)(2) of the Bankruptcy Code as reasonable exercises of sound business judgment, maximize the value of the Debtors' businesses and are in the best interests of the Estates and all of the Debtors' constituencies and, pursuant to 11 U.S.C. Section 365(k), the Debtors and their Estates shall be relieved of any liability for any breach of any executory contract or unexpired lease that occurs after such assignment and assumption by the Debtors on the Effective Date, except as otherwise set forth in this Order.

                           (b)      Subject to payment of the cure amounts for
the respective contracts and leases to be assumed and assigned, (i) the contracts and leases assumed and assigned shall constitute valid and existing contracts or unexpired lease interests in the property subject to such leases,
(ii) none of the Debtors' rights have been or shall be released or waived under the contracts and leases assumed and assigned, (iii) the contracts and leases assumed and assigned shall not be terminated and shall remain in full force and effect, (iv) no default shall exist under the contracts and leases assumed and assigned, nor shall there exist any event or condition that with the passage of time or the giving of notice, or both, would constitute such a default, and (v) the assignment and assumption of the contracts and leases assumed and assigned in accordance with the Plan shall not constitute a breach of or default under any of such contracts and leases. The Buyer shall not be subject to or liable for any cure amounts except as provided in the Plan or Purchase Agreement.

                           (c)      Except to the extent provided herein, no
party to a contract or lease has objected to the ability of the Buyer, the Reorganized Stand Alone Debtors and/or the Reorganized Sale Debtors to provide adequate assurance of future performance of the contracts and leases to be assumed and assigned to each of them within the meaning of section 365(b)(1)(C) of the Bankruptcy Code with respect to such contracts and leases. Accordingly, adequate assurance of future performance as to such leases and contracts has been provided.

                           (d)      No party to a contract or lease has objected
to the ability of the Liquidation Trust to provide adequate assurance of future performance of the contracts and leases to be assumed and assigned to the Liquidation Trust within the meaning of section 365(b)(1)(C) of the Bankruptcy Code with respect to such contracts and leases, or any such objections have been resolved. Accordingly, adequate assurance of future performance as to such leases and contracts has been provided.

                           (e)      This Paragraph 24 is subject to Paragraph
39(f) of this Order in its entirety.

                  25. Discharge, Release, Exculpation, Indemnification, Injunction and Waiver. Each of the discharge, release, exculpation, indemnification, injunction, and waiver provisions contained in Article VII of the Plan:

                           (a)      falls within the jurisdiction of this Court
under 28 U.S.C. Sections 1334(a), (b) and (d);

                           (b)      is supported by more than sufficient
consideration and is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code;

                           (c)      is important to the overall objectives of
the Plan to finally resolve, except to the extent otherwise provided in the Plan, claims among or against the parties in interest in these Chapter 11 Cases with respect to the Debtors, their organization, capitalization, operation and reorganization;

                           (d)      is consistent with sections 105, 1123, 1129
and other applicable provisions of the Bankruptcy Code; and

                           (e)      is necessary because the failure to effect
the discharge, release, injunction, exculpation and waiver provisions of the Plan would seriously impair the Debtors' ability to confirm the Plan and consummate the transactions thereunder.

                  26. Intent to Channel Undischarged and Unreleased OFC and OIC Tax Claims and Future Claims. The evidence produced in connection with confirmation of the Plan, the entire record of these Chapter 11 Cases, and the arguments of counsel made at the Confirmation Hearing clearly establish that it is the clear intent and expectation of all parties-in-interest, including the Debtors, the Creditors' Committee, its members and ex officio member, Berkshire, Holders of Claims or Interests, and the Buyer, that (i) any and all OFC and OIC Tax Claims and Future Claims, to the extent not otherwise discharged and released, shall be the sole responsibility and liability of the Reorganized Sale Debtors (under the Sale Option) or the Reorganized Stand Alone Debtors (under the Stand Alone Option) and shall not, under any circumstances, be the responsibility or liability of the Liquidation Trust, Holders of Claims or Interests, the Debtors or the Buyer; and (ii) all Persons, parties-in-interest, and Governmental

Units (as such term is defined by section 101(27) of the Bankruptcy Code) shall be forever stayed, restrained and enjoined from taking any action whatsoever (under successor liability, fraudulent conveyance or any other theory) against the Liquidation Trust, any Holders of Claims, the Debtors or the Buyer, which has the purpose or effect of (directly or indirectly) collecting, recovering or receiving payment of, on or with respect to any undischarged or unreleased OFC or OIC Tax Claims or Future Claims. The evidence clearly establishes that all parties-in-interest have relied to their detriment on the validity, enforceability and effectuation of the foregoing and would not have proposed, voted in favor of, approved or supported the Plan in the absence thereof.

                  27. Notice of Channeling Future Claims. The notices which were transmitted and served by the Debtors in compliance with the Disclosure and Solicitation Order (including, without limitation, the Solicitation Packages and the notice by publication set forth in the Publication Affidavits) provided adequate and sufficient notice to all Holders of undischarged and unreleased OFC and OIC Tax Claims and Future Claims, if any, that (i) any and all undischarged and unreleased OFC and OIC Tax Claims and Future Claims are the sole responsibility and liability of the Reorganized Sale Debtors (under the Sale Option) or the Reorganized Stand Alone Debtors (under the Stand Alone Option) and not, under any circumstances, the responsibility or liability of the Debtors, the Liquidation Trust, Holders of Claims or Interests, or the Buyer, and (ii) all Persons, parties-in-interest and Governmental Units are forever stayed, restrained and enjoined from taking any action whatsoever (under a successor liability, fraudulent conveyance, or any other theory) against the Liquidation Trust, Holders of Claims or Interests, the Debtors or the Buyer having the purpose or effect of (directly or indirectly) collecting, recovering or receiving payment of, on or with respect to any OFC or OIC Tax Claim or Future Claim.

                  28. Adequate Capitalization of the Reorganized Sale Debtors. The proposed capitalization of the Reorganized Sale Debtors, as set forth in this Order and in the Plan, is adequate, reasonable, fair and equitable and satisfies applicable law. The proposed capitalization of the Reorganized Sale Debtors is adequate for all purposes, including, without limitation, the resolution of any and all OFC and OIC Tax and Future Claims, to the extent not otherwise discharged and released.

                  29. Cause for Substantive Consolidation. Cause exists for the substantive consolidation of the Debtors, including, but not limited to, the following facts: the Debtors have (i) shared a centralized cash management system, (ii) common officers and directors and (iii) have shared key employees and outside professionals, including, but not limited to, employees who perform accounting, legal, human resource and risk management functions for all of the Debtors, and law firms, accounting firms and consultants who also perform services for all of the Debtors. The Debtors' request for such consolidation is unopposed, with no opposition having been filed or otherwise raised.

                  30.      Transfers of Property.

                           (a)      The transfers of property by the Debtors to
the Buyer (i) are or shall be legal, valid and effective transfers of property,
(ii) vest or shall vest the transferee with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan, the Purchase Agreement or this Order, (iii) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (iv) do not and shall not subject the Buyer to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

                           (b)      The transfer of property of the Debtors to
the Liquidation Trust, the Reorganized Sale Debtors, the Reorganized Stand Alone Debtors, the DOF Escrow Account, the Stand Alone Voting Trust and/or Holders of Claims or Interests under the Plan (i) are or shall be legal, valid and effective transfers of property, (ii) vest or shall vest the transferee with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or this Order, (iii) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (iv) do not and shall not subject the transferee (direct or indirect) to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

                  31. Factual Basis for Approval of Rule 9019(a) Settlements. The Plan as modified by the Modifications and by the provisions of this Order reflects and incorporates a number of consensual resolutions and settlements. In addition, this Court has taken into consideration the fact that the Debtors, as debtors-in-possession, and the Creditors' Committee, Berkshire and the Buyer all support the settlements embodied in the Plan. This Court has found that the settlements embodied in the Plan will save the Debtors (and their creditors) the cost and expense of litigating various disputes, the outcome of which is not guaranteed and the litigation of which is likely to consume substantial resources and may require several years to adjudicate. This Court has also found that the settlements have facilitated the creation and implementation of the Plan, are thus integral to consummation of the Plan, and benefit the Holders of all Claims or Interests, creditors and equity holders of the Consolidated Estate of the Debtors.

                  32. Discharge. Good and sufficient evidence has been introduced to support the finding that the Debtors and their successors qualify under section 1141 of the Bankruptcy Code for a discharge as described in section 7.1 of the Plan.

                  33. Conditions To Confirmation. Each of the conditions to confirmation set forth in Section 5.1 of the Plan has been satisfied.

                  34. Jurisdiction. This Court may properly retain jurisdiction over each of the matters set forth in Section 11.1 of the Plan and all determinations regarding the DOF Escrow Account.

         II.      NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

                  35. Disclosure Statement. The Disclosure Statement as it relates to the Small Business Debtors is hereby approved.

                  36. Confirmation. The Plan, as amended by the Modifications and modified by this Order, is hereby approved and confirmed as to the Debtors, and all acceptances and rejections previously cast for or against the Plan are hereby deemed to constitute acceptances or rejections of the Plan as modified by this Order; provided, however, that the Plan is not confirmed as to Debtor NDH, and this Order does not bind or otherwise affect NDH or its Estate except to the extent provided for in this Order.

                  37. Objections. Each and every objection to the adequacy of the information contained in the Disclosure Statement has been withdrawn, waived or settled. Each of the objections to confirmation of the Plan has been withdrawn, waived or settled. To the extent that pleadings filed by individuals or entities constitute objections to confirmation of the Plan, such pleadings have been withdrawn, waived or settled. As set forth in this Order, the agreements that have been reached to satisfy, resolve and settle the objections to confirmation of the Plan are hereby approved in accordance with Bankruptcy Rule 9019 and made a decretal part of this Order.

                  38. Provisions of Plan and Order Nonseverable and Mutually Dependent. The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

                  39.      Executory Contracts and Unexpired Leases.

                           (a)      This Confirmation Order shall constitute an
Order of the Court granting the motion by the Debtors contained in the Plan to assume, assume and assign, or reject as of the Effective Date, all executory contracts and unexpired leases to which the Debtors are a party in accordance with Article IX of the Plan and section 365 of the Bankruptcy Code. The Court hereby authorizes the assumption, assumption and assignment, or rejection of such executory contracts and unexpired leases as set forth in the Plan.

                           (b)      Each assumed and assigned executory contract
and unexpired lease of the Debtors that relates to the use or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements previously has been rejected pursuant to a Final Order of the Court.

                           (c)      All executory contracts or unexpired leases
assumed by the Debtors and assigned during the Chapter 11 Cases or under the Plan shall remain in full force and effect for the benefit of the assignee thereof notwithstanding any provisions in any contract or lease (including provisions of the kinds described in Bankruptcy Code section 365(b)(2) and (f)) that prohibit assignment or transfer thereof or that enable or require termination or modification of such contract or lease upon assignment thereof and the respective assignee's undertaking to perform thereunder shall constitute "adequate assurance of future performance" as required by Bankruptcy Code section 365(f)(2)(B). Accordingly, such executory contracts, unexpired leases and other obligation shall survive and remain unaffected by this Order.

                           (d)      The fact that any contract or lease is
listed on the Executory Contract Schedule shall not constitute or be construed to constitute an admission that such contract or lease is an executory contract or unexpired lease within the meaning of section 365 of the Bankruptcy Code or that the Debtors or any successor in interest to the Debtors (including the Buyer, the Reorganized Sale Debtors, the Reorganized Stand Alone Debtors, the Liquidation Trust or any other entity created by the Plan) has any liability thereunder and the Debtors and the successor thereto expressly reserves all rights with respect thereto.

                           (e)      Unless otherwise noted in the Executory
Contract Schedule or the Purchase Agreement, or any schedule thereto, the cure amount pursuant to section 365(b)(1) of the Bankruptcy Code for any executory contracts or unexpired leases is fixed at $0.00, and no other action needs to be taken in connection with the assumption of such contracts and leases under section 365(b) of the Bankruptcy Code.

                           (f)      The findings, conclusions and orders of the
Court concerning the (i) Order Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code Authorizing Certain Debtors to (I) Enter Into or Assume the Asset Purchase Agreement with Clayton Homes, Inc., (II) Assume and Assign Servicing Agreements, (III) Reject Certain Subservicing Agreements, and (IV) Sell Related Advance Receivables Free and Clear of Any Liens, Claims, Encumbrances, Rights of Offset and Recoupment, and Other Defenses and the (ii) Order Pursuant to Sections 105 and 363 of the Bankruptcy Code Authorizing Sale of Certain REMIC Securities Free and Clear of Liens, Claims, Encumbrances, Rights of Offset and Recoupment, and Other Defenses (collectively, the "SPE Orders") are hereby incorporated into this Order in their entirety; provided, however, that to the extent the SPE Orders are inconsistent with this Order, the SPE Orders shall hereby control.

                           (g)      The Buyer shall not be liable for any cure
amounts except as provided in the Plan and Purchase Agreement.

                  40.      The Liquidation Trust.

                           (a)      The creation of the Liquidation Trust, in
accordance with the Plan, the Liquidation Trust Agreement and this Order, is hereby authorized and approved. The Liquidation Trust shall be created pursuant to the Plan for the primary purpose of liquidating all of the assets of the Debtors and the Estates that the Plan provides will be transferred or distributed to the Liquidation Trust (the "Liquidation Trust Assets") for distribution to Holders of Allowed Claims in Class 4A, Class 4B, Class 4C, Class 4D and Class 4E (collectively the "Beneficiaries" and each individually, a "Beneficiary") and creditors of the Liquidation Trust, pursuant to and in accordance with the Liquidation Trust Agreement, the Plan and the Confirmation Order, in an expeditious but orderly manner for the benefit of the Beneficiaries (and the creditors of the Liquidation Trust) and at the direction of the Beneficiaries, as a liquidating trust in accordance with Treasury Regulation
Section 301.7701-4(d), with no
objective to continue or engage in the conduct of a trade or business except, to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidation Trust and the Plan.

                           (b)      The Debtors and the Liquidation Trustee,
pursuant to the Plan and the Confirmation Order, and in accordance with the Bankruptcy Code and applicable tax statutes, rules and regulations, shall create the Liquidation Trust for the purpose of liquidating the Liquidation Trust Assets in an expeditious but orderly manner with no objective to continue or engage in the conduct of a trade or business Section In particular, the Liquidation Trustee shall (i) make continuing efforts to collect and reduce the Liquidation Trust Assets to Cash (other than Liquidation Trust Assets, if any, that are distributed in kind under the Plan); (ii) make timely distributions on account of Allowed Claims with respect to the Liquidation Trust Assets pursuant to the Plan and the Liquidation Trust Agreement and not unduly prolong the duration of the Liquidation Trust; and (iii) take such steps as are reasonably necessary to accomplish such purpose, all as more fully provided in, and subject to the terms and provisions of, the Plan, the Confirmation Order and the Liquidation Trust Agreement, including, without limitation, entering into escrow and other agreements to satisfy all obligations under the Plan, this Order and the Liquidation Trust Agreement.

                           (c)      Notwithstanding any provision of Delaware
law or any other applicable law to the contrary, the Liquidation Trustee shall not have authority to engage in any trade or business, and no portion of the Liquidation Trust Assets shall be used in the conduct of a trade or business, except as is reasonably necessary for the prompt and orderly collection and reduction to Cash of the Liquidation Trust Assets.

                           (d)      The provisions of the Liquidation Trust
Agreement providing for the indemnification of the Liquidation Trustee by the Liquidation Trust are reasonable and appropriate and such provisions are hereby approved.

                           (e)      The Liquidation Trust shall provide
reasonable non-economic assistance to the Reorganized Sale Debtors, including reasonable access to employees and books and records and reasonable assistance in connection with the preparation of tax returns.

                           (f)      Furthermore, to the extent it deems it
necessary or appropriate, the Liquidation Trust is authorized to expend funds from its administrative expense reserve to assist the Reorganized Sale Debtors on matters that are of reasonable benefit to the Liquidation Trust's Beneficiaries. The Reorganized Sale Debtors shall help facilitate the Liquidation Trust becoming a co-insured under any policies of insurance retained or purchased by the Reorganized Sale Debtors, to the extent that (i) the Liquidation Trust desires becoming a co-insured entity under such policies and
(ii) it is reasonable for the Reorganized Sale Debtors to do so.

                           (g)      Rights of the Liquidation Trust to abandon
or otherwise not accept any Excluded Sale Trust Assets in accordance with
Section 6.1(c) of the Plan are hereby approved.

                  41. Trust as Grantor Trust. The Debtors, the Reorganized Sale Debtors, Liquidation Trust and the creditors receiving interests in the Liquidation Trust will, for U.S. federal income tax and corporate law purposes, treat the transfer of any assets to the Liquidation Trust as a transfer by the Debtors to the creditors receiving interests in the Liquidation Trust in respect of their Claims followed by a transfer of the assets by those creditors to the Liquidation Trust. Consistent with such treatment, the creditors will be treated as the grantors and initial beneficiaries of the Liquidation Trust. The Debtors, the Reorganized Sale Debtors, the

Liquidation Trustee and the creditors receiving interests in the Liquidation Trust will, for U.S. federal income tax purposes, treat the Liquidation Trust as a grantor trust and apply consistent valuations to the property transferred to the Liquidation Trust in accordance with the terms of the Liquidation Trust Agreement.

                  42. The Stand Alone Voting Trust. Under the Stand Alone Option of the Plan, the creation of the Stand Alone Voting Trust, in accordance with the provisions of the Plan, the Stand Alone Voting Trust Agreement and this Order, is hereby authorized and approved. The purpose of the Stand Alone Voting Trust shall be to hold the New Common Stock in reserve for Disputed Claims for each of the relevant Classes (or group of Classes in the case of Class 4), as necessary pursuant to the Plan. The Reorganized Stand Alone Debtors shall be responsible for and shall indemnify the Stand Alone Voting Trust for any reasonable costs of administration, including, without limitation, the payment of fees earned by the Stand Alone Voting Trustees under the Stand Alone Voting Trust Agreement and reasonable professional costs.

                  43.      Discharge, Injunction, Release, and Exculpation.

                           (a)      Discharge. Pursuant to section 1141 of the
Bankruptcy Code, confirmation of the Plan shall discharge parties as set forth in Section 7.1 of the Plan, except as otherwise provided herein. Confirmation of the Plan shall also operate as a discharge of (i) with respect to the Liquidation Trust, the Buyer and Holders of Claims or Interests, all OFC and OIC Tax Claims, and (ii) with respect to Buyer and all other transferees of assets of the Estates under the Plan, all Future Claims.

                           (b)      Injunction. Confirmation of the Plan shall
enjoin any Person or Governmental Unit as set forth in Sections 7.6 and 7.8 of the Plan, except as otherwise provided herein. Confirmation of the Plan shall also operate to enjoin the prosecution of (i) with respect to the Liquidation Trust, the Buyer and Holders of Claims or Interests, all OFC and OIC Tax Claims, and (ii) with respect to Buyer and all other transferees of assets of the Estates under the Plan, all undischarged and unreleased Future Claims.

                           (c)      Release of Collateral. Confirmation of the
Plan shall release the liens in the manner set forth in Section 7.11 of the Plan, except as otherwise provided herein.

                           (d)      Treatment of Intercompany Claims.
On the Effective Date, the following shall occur in the order prescribed:

                                    (i)      The Claims of any Debtor against
any other Debtor or any non-Debtor affiliate and Claims of any non-Debtor affiliate against such Debtor shall be set off against each other in accordance with section 553 of the Bankruptcy Code and any applicable nonbankruptcy law.

                                    (ii)     If, after giving effect to the
setoff described in clause (i) of this Subparagraph, any non-Debtor affiliate has any remaining Intercompany Claim against any Debtor, that Claim shall be transferred by such non-Debtor Affiliate to such Debtor and extinguished.

                                    (iii)    All Intercompany Claims held by
Oakwood (including for this purpose any Claims held by Oakwood against any non-Debtor affiliate) shall be contributed to the capital of the obligor of such Claims.

                                    (iv)     All other Intercompany Claims not
so setoff or contributed in accordance with clauses (i) - (iii) of this Subparagraph (d) shall be extinguished, and no distribution shall be made under the Plan with respect to such Claim.

Nothing in this Confirmation Order shall be construed to authorize any treatment of the Intercompany Claims or any other intercompany obligations that is inconsistent with or would violate the Purchase Agreement.

                           (e)      Avoidance and Recovery Actions. Any and all
Causes of Action shall be preserved in accordance with Section 7.2 of the Plan, except as otherwise provided herein or the Order approving the settlement agreement between JPMorgan, the Debtors, U.S. Bank National Association and National Indemnity Company (D.I. 3898).

                           (f)      Exculpation. Confirmation of the Plan shall
operate to exculpate those parties as set forth in Section 7.7 of the Plan, except as otherwise provided herein.

                           (g)      Officers and Directors. Notwithstanding
anything to the contrary in the Plan or this Order, any rights of indemnification of the Debtors' officers and directors shall continue unaffected, so long as they timely file claims in respect thereof.

                           (h)      Channeling of Undischarged and Unreleased
OFC and OIC Tax Claims and Future Claims. All OFC and OIC Tax Claims and Future Claims, to the extent not otherwise discharged or released under the Plan and/or this Order, shall be solely the responsibility and liability of the Reorganized Sale Debtors (under the Sale Option) or the Reorganized Stand Alone Debtors (under the Stand Alone Option) and shall not, under any circumstances, be the responsibility or liability of the Debtors, the Liquidation Trust, Holders of Claims or Interests, or the Buyer. All Persons, parties-in-interest and Governmental Units are hereby forever stayed, restrained and enjoined from taking any action whatsoever (under successor liability, fraudulent conveyance or any other theory) against the Debtors, the Liquidation Trust, Holders of Claims or Interests, or the Buyer having the purpose or effect of

(directly or indirectly) collecting, recovering or receiving payment of, on or with respect to any OFC or OIC Tax Claims or Future Claim, including, without limitation:

                  (i) Commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation any thereof in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Liquidation Trust, Holders of Claims or Interests, the Buyer or any of their property;

                  (ii) Enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against the Debtors, the Liquidation Trust, Holders of Claims or Interests, the Buyer or any of their property;

                  (iii) Creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Liens or encumbrance against the Debtors, the Liquidation Trust, Holders of Claims or Interests, the Buyer or any of their property;

                  (iv) Setting-off, seeking reimbursement of, contribution from or subrogation against or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to the Debtors, the Liquidation Trust, Holders of Claims or Interests, the Buyer or any of their property; and

                  (v) Proceeding in any manner and any place with regard to any undischarged and unreleased OFC or OIC Tax Claims or Future Claims that are to be dealt with by the Reorganized Sale Debtors or Reorganized Stand Alone Debtors, except by proceeding against the Reorganized Sale Debtors or Reorganized Stand Alone Debtors in accordance with the Plan.

                  44. Release of the Debtors' Claims. As of the Effective Date, the Debtors shall be deemed to have waived and released any and all Causes of Action of the Debtors (including claims which the Debtors otherwise have legal power to assert, compromise or settle in connection their Chapter 11 Cases) arising on or before the Effective Date as provided by and subject to
Section 7.5 of the Plan, unless otherwise provided herein.

                  45. Approval of Rule 9019(a) Settlements. The settlements embodied in the Plan and this Order are approved in all respects pursuant to Bankruptcy Rule 9019(a).

                  46. Approval of Initial Members of the Liquidation Trust Advisory Committee, the Liquidation Trust, the Stand Alone Voting Trust, and the Officers and Directors of the Reorganized Sale Debtors and Stand Alone Debtors. The appointment of Joseph Mullin, James Baskin, Brad Scher, Alan Halperin and Kaliel Isaza Tuzman as the initial members of the Liquidation Trust Advisory Committee is approved. The appointment of Alvarez & Marsal, LLC as the Liquidation Trustee is approved. The appointment of Richard M. Hutson, II, as the sole officer, director or other such responsible person of the Reorganized Sale Debtors is approved. The appointment of Brad Scher, Alan Halperin and Kaliel Isaza Tuzman as the Stand Alone Voting Trustees is approved. The appointment of Anthony Schnelling, Daniel Crowley, Martin Mand, Donald Thomas and Myles Standish (as Chief Executive Officer) as the members of the board of directors of the Reorganized Stand Alone Debtors is approved. The Liquidation Trust Advisory Committee, the Liquidation Trustee, the initial board of directors of the Reorganized Stand Alone Debtors, the Stand Alone Voting Trustees and the sole officer, director or other such responsible person of the Reorganized Sale Debtors are authorized to carry out all duties as set forth in the Plan, the Liquidation Trust Agreement, amended articles of incorporation, amended bylaws, and the Stand Alone Voting Trust Agreement, as appropriate.

                  47. Environmental Laws. In no event will the Liquidation Trust or the Reorganized Sale Debtors have liability for any obligations that arise after the Effective Date related to property owned or operated by the Buyer or its successor under the Plan so long as, after the Effective Date, it is neither an owner or operator of such property and does not arrange for the disposal of hazardous substances on such property. Furthermore, in no event will the Liquidation Trust or the Reorganized Sale Debtors have liability arising from events or circumstances occurring prior to the Effective Date of the Plan and related to property owned or operated by the Debtors or their successors after the Effective Date of the Plan, except to the extent that any such liability of the Debtors or its successors described herein could not have been discharged under bankruptcy law in these Chapter 11 Cases.

                  48. General Authorizations. The Debtors, the Liquidation Trust, the Reorganized Sale Debtors, and the Reorganized Stand Alone Debtors are hereby authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code to implement the Plan in accordance with its terms, including (to the extent not inconsistent with the Plan):

                           (a)      Execute and deliver, and take such action as
is necessary to effectuate the terms of, the all notes, instruments, securities, agreements and documents in substantially the form of such notes, instruments, securities, agreements or documents attached as exhibits to the Plan, the Plan Supplement, the Disclosure Statement or to be filed with this Court on or before Effective Date, including all annexes and exhibits attached thereto, and any other documents delivered in connection with those exhibits.

                           (b)      Issue, execute, deliver, file and record any
documents, Bankruptcy Court papers or pleadings, and to take any and all actions that are necessary or desirable to implement, effect or consummate the transactions contemplated by the Plan, including, without limitation, actions take to effectuate the Purchase Agreement, whether or not specifically referred to in the Plan or related documents.

                           (c)      Issue the notes, securities and other
instruments contemplated by the Plan, including, but not limited to, the New Common Stock and Liquidation Trust beneficial interests.

                           (d)      File with the appropriate Secretaries of
State the Amended Certificates of Incorporation, if necessary, and, if appropriate, other documents required to implement the Plan and this Order.

                           (e)      Make the transfers, contributions, setoffs
and other matters and execute and deliver such instruments (including as required to issue evidence of intercompany liabilities among the Reorganized Sale Debtors or Reorganized Stand Alone Debtors), required to give effect to the provisions of the Plan.

                           (f)      Make transfers of assets among the Debtors,
provided such transfers are not inconsistent with the Plan to give effect to the Purchase Agreement, and to transfer Excluded Assets to the appropriate entity under the Plan.

                  49. Recapitalization and Restructuring of the Reorganized Sale Debtors. In accordance with the Plan, (a) the Residual REMIC Certificates and all insurance policies shall constitute the Excluded Sale Debtor Assets and
(b) $5,000,000.00, $4,000,000.00 of which shall be transferred to the DOF Escrow Account on the Effective Date, shall constitute the Reorganized Sale Debtors Capitalization Amount. Additionally, consistent with Section 6.1(d) of the Plan, on the Effective Date each of the Affiliate Debtors under this Plan, other than OFC, OIC, and NDH (pending the resolution of the objection referenced in Paragraph 20(k) herein), will merge with and into Oakwood or otherwise be dissolved as determined by the Debtors.

                  50. Authorization of the Sole Officer and Director of the Reorganized Sale Debtors. Pursuant to the Plan and to applicable state law governing reorganizations of corporations and other business organizations under the provisions of statutes of the United States relating to the reorganization of corporations and such other business organizations (including, without limitation, N.C.G.S. Section 55-14A-01, N.R.S. Section 78.622(l); M.C.L.S.
Section 450.1861; 8 Del C. Section 303; collectively, the "State Laws"), as of the Effective Date, Richard M. Hutson, II (a) shall be appointed to serve as the sole officer and director with authority to govern those Reorganized Sale Debtors which are corporations without further approval or any corporate action by the board of directors or shareholders of such corporation; (b) shall have the authority to act on behalf of the Reorganized Sale Debtors which are the members of those Reorganized Sale Debtors which are limited liability companies;
(c) shall have the authority to act on behalf of the general partners and the limited partners of those Reorganized Sale Debtors which are partnerships and which have Reorganized Sale Debtors as their general and limited partners; (d) in each such capacity, Richard M. Hutson, II shall have the authority to approve and file any article or certificate of merger or plan of merger or article or certificate of liquidation or dissolution and to execute, deliver and record any document or take any other action necessary or desirable to effect the merger, liquidation or dissolution of any Reorganized Sale Debtor with and into any other Reorganized Sale Debtor in order to ultimately effect the merger, liquidation or dissolution of all Reorganized Sale Debtors into Reorganized Sale OKWD, with the exception of Oakwood Investment Corporation and Oakwood Financial

Corporation; and (e) in each such capacity, shall have the authority to approve and file any documents and take all actions necessary to effect the dissolution and liquidation of any of the Reorganized Sale Debtors, including Reorganized Sale OKWD (including the limitation on the transferability of shares of Reorganized Sale OKWD). The sole officer and director shall have authority to act on behalf of any entity without further approval of such action by corporate directors, shareholders, equity holders, limited partners or any other constituencies. In their capacity as proponents of the Plan, each Reorganized Sale Debtor has evidenced both its approval of the appointment of Richard M. Hutson, II as a single disinterested individual to serve as the sole officer and director or in similar appropriate capacity for other types of business organizations with all of the powers authorized by the State Laws and its approval of any merger, liquidation or dissolution transaction.

                  51.      Disputed Ownership Fund Escrow Agreement.

                           (a)      In order to provide for resolution of
conflicting claims of ownership of certain funds, the Reorganized Sale Debtors and the Liquidation Trust shall become parties to the Disputed Ownership Fund Escrow Agreement (the "Escrow Agreement"), pursuant to which the Reorganized Sale Debtors shall fund an escrow account (the "DOF Escrow Account") with $4,000,000 in cash (the "Disputed Funds", the Disputed Funds, plus all interest thereon received by the escrow agent, less the amount of any funds distributed or paid in accordance with the Escrow Agreement, collectively, the "Escrowed Property"). Disbursements from the DOF Escrow Account to the Reorganized Sale Debtors or at the direction of the Reorganized Sale Debtors are hereby approved
(i) for the payment of reasonable attorneys fees, consultation fees, experts fees, and Future Claims administration costs incurred by the Reorganized Sale Debtors in administering and defending claims asserted against the

Reorganized Sale Debtors after the Effective Date; and (ii) for the payment of settlement amounts up to and including $5,000 in any one matter.

                           (b)      The foregoing authorization of disbursement
to the Reorganized Sale Debtors may be modified or withdrawn, in any specific instance, upon motion of the Liquidation Trust and Order of this Court upon a showing that the expenditures are not reasonable or that the settlement amounts do not represent a reasonable business judgment on the part of the Reorganized Sale Debtors or are not otherwise appropriate.

                           (c)      Disbursements from the DOF Escrow Account to
the Reorganized Sale Debtors or at the direction of the Reorganized Sale Debtors for the payment of settlement amounts in excess of $5,000 shall be made only pursuant to further Order of this Court, entered upon the motion of the Reorganized Sale Debtors, after appropriate notice to the Liquidation Trust.

                           (d)      When the Liquidation Trust is prepared to
make a final distribution to its Beneficiaries, it shall give 30 days notice to the Reorganized Sale Debtors of the Liquidation Trusts' intention to withdraw the balance of the DOF Escrow Account (or such portion of the balance as may be specified in such notice). The Liquidation Trust's withdrawal of the balance of the DOF Escrow Account (or such portion of the balance as may be specified in such notice) is hereby approved without further order of the Court, provided that the Reorganized Sale Debtors have not filed a motion for an order prohibiting such withdrawal within 30 days after receipt of the withdrawal notice. If the Reorganized Sale Debtors shall file a motion opposing such disbursement, the Court shall hear and determine the motion as expeditiously as possible. All burdens of proof and persuasion with respect to such motion shall be borne by the Reorganized Sale Debtors.

                           (e)      The Debtors, the Reorganized Sale Debtors,
the Liquidation Trust and the beneficiaries of the Liquidation Trust will, for U.S. federal income tax purposes treat the DOF Escrow Account (A) as a "disputed ownership fund" (within the meaning of United States Proposed Treasury Regulations section 1.468B-9) that is taxable in accordance with United States Proposed Treasury Regulations section 1.468B-9(c) and (B) as the owner of the Escrow Property.

                  52. Cancellation of Interests. Under the Stand Alone Option, effective as of one Business Day after the Effective Date, except as provided in the Plan or in Paragraph 20(k) of this Order, the Interests shall be cancelled and be deemed null and void and worthless and the Reorganized Stand Alone Debtors shall have no further obligations respecting such Interests.

                  53. Limitation on Dividends. Under the Sale Option of the Plan, the Reorganized Sale Debtors shall file appropriate amendments to their articles of incorporation prohibiting the payment of dividends or other distributions to shareholders except for any final distribution payable to shareholders upon the completion of the Reorganized Sale Debtors dissolution and wind-down operations.

                  54.      Exemption From Stamp Taxes.

                           (a)      Pursuant to section 1146(c) of the
Bankruptcy Code, the issuance, transfer, or exchange of any security, or the making, delivery, filing, or recording of any instrument of transfer under the Plan shall not be taxed under any law imposing a stamp tax, or similar tax.

                           (b)      Without limiting the generality of
Subparagraph (a) of this Paragraph, the making, delivery, filing, or recording at any time of any deed, bill of sale, mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, memorandum of lease, notice of lease, assignment, leasehold assignment, security agreement, financing statement, or other instrument of absolute or collateral transfer required by, or deemed necessary or desirable by the parties to, the mergers contemplated in the Plan or the parties to the Purchase Agreement, and other agreements or instruments related thereto shall not be so taxed.

                           (c)      All filing or recording officers, wherever
located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, all such deeds, bills of sale, mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, memoranda of lease, notices of lease, assignments, leasehold assignments, security agreements, financing statements, and other instruments of absolute or collateral transfer without payment of any stamp tax, or similar tax imposed by federal, state, or local law. Notice in the form annexed hereto as Exhibit E, (i) shall have the effect of an Order of this Court, (ii) shall constitute sufficient notice of the entry of this Order to such filing and recording officers, and (iii) shall be a recordable instrument notwithstanding any contrary provision of nonbankruptcy law. This Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

                  55. Treatment of New Common Stock and Beneficial Interests. To the extent, if any, that they constitute "securities," the issuance and distribution of (i) the New Common Stock (including distributions into and out of the Stand Alone Voting Trust) and (ii) the beneficial interests in the Liquidation Trust under the Plan have been duly authorized, and when issued as provided in the Plan, will be validly issued, fully paid and nonassessable. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitute "securities," the offering of such items is exempt and the issuance and distribution of such items will be exempt from section 5 of the Securities Act of 1933 and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

                  56. Conflicts. In the event of any conflict or inconsistency between the terms of the Plan, this Order, the Disclosure Statement, the Purchase Agreement or any other documents or agreements authorized or controlled by the Plan or this Order, Section 11.8 of the Plan shall control.

                  57. Recoupment. Nothing in the Plan or this Confirmation Order shall bar assertion of any recoupment claim or defense. Without limiting the generality of the foregoing, nothing in the Plan or this Confirmation Order shall in any way bar a consumer from asserting a recoupment claim or defense against a holder of a loan contract pursuant to applicable Federal or state truth-in-lending laws or similar consumer credit protection laws, including, but not limited to, recoupment under FTC Trade Regulation Rule 433.2, CFR 433.2, or 15 U.S.C. Sections 1601, et seq.

                  58. Dissolution of the Official Committee of Unsecured Creditors. On the Effective Date, the Creditors' Committee shall be deemed dissolved in accordance with and subject to Section 6.3(h) of the Plan.

                  59. Privileges. The Liquidation Trust, the Reorganized Sale Debtors (under the Sale Option) and the Reorganized Stand Alone Debtors (under the Stand Alone Option) shall constitute successors of the Debtors for purposes of continuing the privileged nature of any such communications shared with them.

                  60. Sale of Assets to the Buyer. The sale of the Debtors' assets to the Buyer pursuant to the Sale Option of the Plan and the Order Approving and Confirming Results of Auction with Respect to Proposed Sale Pursuant to Plan of Reorganization (D.I. 3449) is approved pursuant to Bankruptcy Code sections 363, 365, 1123, and 1129. The Buyer and Berkshire have acted in good faith for the purposes of Bankruptcy Code section 363(m) with respect to the Purchase Agreement and the sale of the Debtors' Assets.

                  61. Approval of Plan-Related Documents. The Purchase Agreement, including all other documents attached thereto and incorporated therein, and all other documents necessary to consummate the Purchase Agreement with the Buyer and all documents necessary to consummate the Stand Alone Option under the Plan, are approved in all respects and all parties thereto are authorized and directed to perform all of their obligations thereunder. All documents in the Plan Supplement, which are in substantially final form, are approved; such documents may be modified or amended as necessary to implement the Plan in accordance with this Order and the Plan. The Debtors, the Reorganized Sale Debtors, the Liquidation Trust and the Buyer are authorized to enter into any other such agreement or make amendments to the Purchase Agreement or Plan Supplement documents as necessary to implement the Plan in accordance with this Order and the Plan.

                  62.      Revesting and Transfers of Property.

                           (a)      Pursuant to section 1141(b) of the
Bankruptcy Code, the assets and property of the Estates and of the Debtors shall vest, revest or be transferred in accordance with Section 6.1(c) of the Plan under the Sale Option of the Plan and Section 6.2(a) of the Plan under the Stand Alone Option of the Plan.

                           (b)      Each of the transfers of property by the
Debtors to the Buyer shall be made by Debtors and transferred to the Buyer on the Effective Date. Each of the transfers of property by Debtors to the Buyer
(i) are or shall be legal, valid and effective transfers of property, (ii) vest or shall vest the Buyer with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan, the Purchase Agreement or this Order (including without limitation any and all OFC and OIC Tax Claims and Future Claims), (iii) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (iv) do not and shall not subject the Buyer to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

                           (c)      Each of the transfers of property by the
Debtors to the Liquidation Trust, the Reorganized Sale Debtors, the Reorganized Stand Alone Debtors, the DOF Escrow Account, the Stand Alone Voting Trust and/or Holders of Claims or Interests shall be made by Debtors and transferred to the transferee on the Effective Date. Each of the transfers of property by the Debtors to the Liquidation Trust, the Reorganized Sale Debtors, the Reorganized Stand Alone Debtors, the DOF Escrow Account, the Stand Alone Voting Trust and/or Holders of Claims or Interests under the Plan (i) are or shall be legal, valid and effective transfers of property, (ii) vest or shall vest the transferee with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or this Order (including without limitation any and all OFC and OIC Tax Claims and Future Claims), (iii) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and
(iv) do not and shall not subject the transferee (direct or indirect) to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

                  63. Termination of the Final DIP Agreement. Subject to the payment in full of all amounts owed under the Final DIP Agreement or other such treatment as agreed to by the Debtors and the DIP Lenders, on the Effective Date, the obligations arising under the Final DIP Agreement shall be deemed to have terminated. Notwithstanding any provision of the Plan to the contrary, under the Sale Option, the Debtors are authorized to pay all amounts due and owing, if any, under the Final DIP Agreement, and such amounts shall be paid in full from the Purchase Consideration on or as soon as reasonably practicable after the Effective Date as Allowed Administrative Claims, and upon such payment in full all liens, mortgages and security interests granted under the Final DIP Agreement shall automatically be extinguished without the need for any filings or further actions under the state or federal laws, and all authorities shall be authorized to accept the Confirmation Order and notice of Effective Date as a release or satisfaction of all such liens, mortgages and security interests. To the extent any further obligations are presented for payment as obligations under the Final DIP Agreement, such obligations will be paid by the Liquidation Trust as Administrative Claims to the extent such obligation are valid Allowed Administrative Claims. Under the Stand Alone Option, the Debtors and the Reorganized Stand Alone Debtors are authorized to pay all amounts due and owing, if any, under the Final DIP Agreement, and such amounts shall be paid in full on or as soon as reasonably practicable after the Effective Date as Allowed Administrative Claims, and upon such payment in full all liens, mortgages and security interests granted under the Final DIP Agreement shall automatically be extinguished without the need for any filings or further actions under the state or federal laws, and all authorities shall be authorized to accept the Confirmation Order and notice of Effective Date as a release or satisfaction of all such liens, mortgages and security interests.

                  64. Approval of the Exit Facility Agreement. Under the Stand Alone Option, the Exit Facility Agreement, including all other documents attached thereto and incorporated therein, including those documents in the Plan Supplement, are approved in all respects and all parties thereto are authorized and directed to perform all of their obligations thereunder.

                  65. Substantive Consolidation of Consolidating Debtors. Pursuant to sections 105 and 1123 of the Bankruptcy Code and Section 6.3 of the Plan, on the Effective Date, the Estates of the Debtors shall be substantively consolidated solely as and to the extent set forth in Section 6.3 of the Plan.

                  66.      Plan and Confirmation Order Binding. Pursuant to
section 1141 of the Bankruptcy Code, subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Order, the provisions of the Plan, the Purchase Agreement, and this Order shall be binding upon (a) the Debtors, (b) the Reorganized Sale Debtors, (c) the Reorganized Stand Alone Debtors, (d) the DOF Escrow Account, (e) the Stand Alone Voting Trust, (f) the Liquidation Trust, (g) all Holders of Claims against or Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan, (h) the Buyer and any other Person acquiring property under the Plan, (i) any other party in interest, (j) any Person or Governmental Unit making an appearance in these Chapter 11 Cases, and (k) each of the foregoing's respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries or guardians.

                  67. Supremacy of Confirmation Order. Except as otherwise set forth herein, this Confirmation Order shall supersede any Orders of the Court issued prior to the Confirmation Date to the extent that those prior Orders may be inconsistent with the Confirmation Order.

                  68. Plan Provisions to Be Given Effect. The failure specifically to include or reference any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

                  69. Plan Classification Controlling. The classification of Claims for purposes of payment of the Distributions to be made under the Plan is governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the creditors of the Debtors in connection with voting on the Plan (a) were set forth thereon solely for purposes of voting on the acceptance or rejection of the Plan, (b) do not necessarily represent and in no event shall be deemed to modify or otherwise affect the actual classification of such claims under the terms of the Plan for distribution purposes, and (c) may not be relied upon by any creditor as actually representing the actual classification of such claims under the terms of the Plan for distribution purposes.

                  70. The Record. Except for any orders issued in aid of confirmation at the request of the Debtors or the Creditors' Committee, the record of the Confirmation Hearing is closed. The findings of fact and conclusions of law of this Court set forth herein and at the Confirmation Hearing shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, as made applicable herein by Bankruptcy Rule 9014, and the findings of fact and conclusions of the Court at the Confirmation Hearing are incorporated herein by reference. To the extent necessary to address and resolve the objection of Tunnell discussed in Paragraph 20(k) above, the Record may be supplemented solely as to Debtor NDH or with respect to the stock of Debtor NDH, and such supplementation shall in no way impact or effect the closing of the record of the Confirmation Hearing as to the remaining Debtors, nor shall it impact the closing of the Purchase Agreement or consummation of the Plan with respect to the assets of the Debtors other than NDH, except that such closing or consummation shall not result in or cause: (i) the confirmation of the Plan with regard to NDH; (ii) a disposition of any of the assets of NDH; or (iii) a disposition of any of the stock of NDH.

                  71. Final Fee Application for Professional Fees. Unless otherwise Ordered by the Court, all final applications for payment of Fee Claims shall be filed and served in accordance with Section 2.9 of the Plan. The Court shall retain jurisdiction to determine such fee requests, and the right to extend or change the timetables established herein.

                  72. Failure to Consummate Plan. If the Effective Date does not occur, then: (a) this Order shall be vacated and shall be of no further force and effect, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) the Debtors' obligations with respect to Claims and Interests shall remain unchanged. In such event, nothing contained in this Order, any Order in aid of consummation of the Plan, or the Plan, and no acts taken in preparation for consummation of the Plan, (a) shall be deemed to constitute a waiver or release of any Claims or Interests by or against any member of the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person or entity in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person as to any issue, including, without limitation, issues relating to the ownership by or the rights of the Debtors in all or any part of the property (including inventory) owned, sold, held by or in the possession of any Debtors or (b) shall be construed as a finding of fact or conclusion of law in respect thereof.

                  73. Retention of Jurisdiction. This Court shall retain jurisdiction in accordance with the terms of Section 11.1 of the Plan, the other provisions of this Order, and section 1142 of the Bankruptcy Code.

                  74. Notice of Entry of Confirmation Order. In accordance with Bankruptcy Rules 2002 and 3020(c), on or before the Effective Date, the Debtors (or its successors or agents) shall give notice of the entry of this Order, in substantially the form of the proposed notice attached as Exhibit E hereto (the "Notice of Confirmation"), which is hereby approved, by United States first class mail postage prepaid, by hand or by overnight courier service to, without duplication, (a) the United States Trustee, (b) counsel for the Committee, (c) counsel for DIP Lenders, (d) the Securities and Exchange Commission, (e) the entities that requested notice of amendments to the Plan, the Disclosure Statement and other documents or who objected to the Disclosure Statement or confirmation of the Plan, (f) entities that requested notices under Bankruptcy Rule 2002, (g) the Internal Revenue Service, (h) the United States Attorney for the District of Delaware, (i) counsel to GNMA and FHA and (j) all creditors that have filed proofs of claim in these Chapter 11 Cases or that are scheduled in the Debtors' schedules of assets and liabilities, or any amendment or modification thereto. The Debtors shall also publish the Notice of Confirmation in a national daily newspaper of their choosing. The Debtors are hereby empowered to make conforming changes to the Notice of Confirmation prior to its distribution for the purposes of conforming it to the Plan and this Order.

                  75. Returned Mail. Notwithstanding anything to the contrary herein, no notice or service of any kind will be required to be mailed or made upon any person to whom the Debtors mailed a notice of the hearing on the Disclosure Statement or the various packages containing, among other things, notice of the date for the Confirmation Hearing, but received any of such notices returned by the United States Postal Service marked "undeliverable as addressed," "moved - left no forwarding address" or "forwarding Order expired," or similar reason, unless the Debtors has been informed in writing by such person of that person's new address.

                  76. Effective Date. The Plan will become effective on the Effective Date as provided in the Plan.

                  77. Authorization to Close. This Court directs that Bankruptcy Rule 3020(e) shall not apply to this Order and authorizes the plan proponents to consummate the Plan immediately after entry of this Order, except as otherwise provided in this Order.

                  78. Sufficiency of Notice of Confirmation. Mailing and publication of the Notice of Confirmation in the time and manner as set forth in this Order is adequate to bind all Holders of Claims and Interests, and all other parties in interest, to this Order, the Plan and all other related documents, and satisfies the requirements of Bankruptcy Rules 2002 and 3020(c). No further notice is necessary.

Dated: Wilmington, Delaware
       March ____, 2004

                                          ______________________________________
                                          THE HONORABLE PETER J. WALSH
                                          UNITED STATES BANKRUPTCY JUDGE

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                        )   Chapter 11
                              )
OAKWOOD HOMES CORPORATION,    )   Case No. 02-13396 (PJW)
et al.,(4)                    )
                Debtors.      )   Jointly Administered
                              )
                              )   Related to Docket Nos. 3503, 3504 & 3759
______________________________)

 FINDINGS OF FACT AND CONCLUSIONS OF LAW RELATING TO, AND ORDER UNDER 11 U.S.C. SECTIONS 1129(A) AND (B) CONFIRMING, SECOND AMENDED JOINT CONSOLIDATED PLAN OF
         REORGANIZATION OF OAKWOOD HOMES CORPORATION AND ITS AFFILIATED
            DEBTORS AND DEBTORS IN POSSESSION, DATED FEBRUARY 6, 2004

Dated: March ___, 2004

------------------------
(4) The Plan is being confirmed with regard to the following debtor entities: Oakwood Homes Corporation, Dream Street Company, LLC, Oakwood Shared Services, LLC, HBOS Manufacturing, LP, Oakwood MHD4, LLC, Oakwood Acceptance Corporation, LLC, Oakwood Mobile Homes, Inc., Suburban Home Sales, Inc., FSI Financial Services, Inc., Home Service Contract, Inc., Tri-State Insurance Agency, Inc., Golden West Leasing, LLC, Crest Capital, LLC, Preferred Housing Services, LP., Oakwood Financial Corporation, Oakwood Investment Corporation, and Oakwood Servicing Holdings Co., LLC. As noted herein, New Dimension Homes, Inc. ("NDH") has elected to not seek entry of an order of confirmation of the Plan (as defined hereto) at this time. Notwithstanding this, these findings of fact and conclusions of law apply to all of the Debtors, including NDH. NDH is not seeking entry of a confirmation order as it has agreed to adjourn the objection of Tunnell (as defined herein) and the effect of confirmation as to NDH until the next omnibus hearing in these Chapter 11 Cases.

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
         RECITALS                                                                                         1

FINDINGS OF FACTS AND CONCLUSIONS OF LAW                                                                  5

I.       IT IS HEREBY FOUND AND DETERMINED THAT                                                           5

         1.       CORE PROCEEDING (28 U.S.C. Section 157(B)(2))                                           5

         2.       ADEQUACY OF THE DISCLOSURE STATEMENT AND SOLICITATION OF VOTES AS TO THE
                  SMALL BUSINESS DEBTORS.                                                                 5

         3.       TRANSMITTAL AND MAILING OF MATERIALS; NOTICE                                            6

         4.       PLAN COMPLIANCE WITH BANKRUPTCY CODE (11 U.S.C. Section 1129(A)(1))                     6

         5.       COMPLIANCE WITH THE BANKRUPTCY CODE (11 U.S.C. Section 1129(A)(2))                      8

         6.       PLAN PROPOSED IN GOOD FAITH (11 U.S.C. Section 1129(A)(3))                             10

         7.       PAYMENTS FOR SERVICES OR COSTS AND EXPENSES (11 U.S.C. Section 1129(A)(4))             10

         8.       DIRECTORS, OFFICERS AND TRUSTEES (11 U.S.C. Section 1129(A)(5))                        10

         9.       NO RATE CHANGES (11 U.S.C. Section 1129(A)(6))                                         11

         10.      BEST INTERESTS OF CREDITORS TEST (11 U.S.C. Section 1129(A)(7))                        11

         11.      ACCEPTANCE BY CERTAIN CLASSES (11 U.S.C. Section 1129(A)(8))                           11

         12.      TREATMENT OF ADMINISTRATIVE AND TAX CLAIMS (11 U.S.C. Section 1129(A)(9))              12

         13.      ACCEPTANCE BY IMPAIRED CLASSES (11 U.S.C. Section 1129(A)(10))                         12

         14.      FEASIBILITY (11 U.S.C. Section 1129(A)(11))                                            12

                                       i

         15.      PAYMENT OF FEES (11 U.S.C. Section 1129(A)(12))                                        12

         16.      CONTINUATION OF RETIREE BENEFITS (11 U.S.C. Section 1129 (A)(13))                      13

         17.      FAIR AND EQUITABLE; NO UNFAIR DISCRIMINATION (11 U.S.C. Section 1129(B))               13

         18.      PRINCIPAL PURPOSE OF PLAN (11 U.S.C. Section 1129(D))                                  13

         19.      TECHNICAL AMENDMENTS AND NON-MATERIAL MODIFICATIONS                                    14

         20.      OBJECTIONS                                                                             14

         21.      SUCCESSORS OF THE DEBTORS                                                              23

         22.      EXEMPTION FROM SECURITIES LAWS (11 U.S.C. Section 1145(A))                             24

         23.      GOOD FAITH SOLICITATION; GOOD FAITH SALE OF
                  SECURITIES (11 U.S.C. Section 1125(E))                                                 24

         24.      ASSUMPTION AND ASSIGNMENT DETERMINATIONS                                               25

         25.      DISCHARGE, RELEASE, EXCULPATION, INDEMNIFICATION, INJUNCTION AND WAIVER                26

         26.      INTENT TO CHANNEL UNDISCHARGED AND UNRELEASED OFC AND OIC TAX AND FUTURE
                  CLAIMS.                                                                                27

         27.      NOTICE OF CHANNELING FUTURE CLAIMS.                                                    28

         28.      ADEQUATE CAPITALIZATION OF THE REORGANIZED SALE DEBTORS                                29

         29.      CAUSE FOR SUBSTANTIVE CONSOLIDATION                                                    29

         30.      TRANSFERS OF PROPERTY                                                                  29

         31.      FACTUAL BASIS FOR APPROVAL OF RULE 9019(A) SETTLEMENTS                                 30

         32.      DISCHARGE                                                                              31

         33.      CONDITIONS TO CONFIRMATION                                                             31

         34.      JURISDICTION                                                                           31

II.      NOW, THEREFORE, IT IS HEREBY ORDERED THAT:                                                      31

         35.      DISCLOSURE                                                                             31

         36.      CONFIRMATION                                                                           31

         37.      OBJECTIONS                                                                             31

         38.      PROVISIONS OF PLAN AND ORDER NONSEVERABLE AND MUTUALLY DEPENDENT                       32

         39.      EXECUTORY CONTRACTS AND UNEXPIRED LEASES                                               32

         40.      THE LIQUIDATION TRUST                                                                  34

         41.      TRUST AS GRANTOR TRUST                                                                 36

         42.      THE STAND ALONE VOTING TRUST                                                           37

         43.      DISCHARGE, INJUNCTION, RELEASE, AND EXCULPATION                                        37

         44.      RELEASE OF THE DEBTORS' CLAIMS                                                         41

         45.      APPROVAL OF RULE 9019(A) SETTLEMENTS                                                   41

         46.      APPROVAL OF INITIAL MEMBERS OF THE LIQUIDATION TRUST ADVISORY COMMITTEE,
                  THE LIQUIDATION TRUST, THE STAND ALONE VOTING TRUST, AND THE OFFICERS
                  AND DIRECTORS OF THE REORGANIZED SALE DEBTORS AND STAND ALONE DEBTORS                  41

         47.      ENVIRONMENTAL LAWS                                                                     42

         48.      GENERAL AUTHORIZATIONS                                                                 42

         49.      RECAPITALIZATION AND RESTRUCTURING OF THE REORGANIZED SALE DEBTORS.                    43

         50.      AUTHORIZATION OF THE SOLE OFFICER AND DIRECTOR OF THE REORGANIZED SALE
                  DEBTORS.                                                                               44

         51.      DISPUTED                                                                               45

         52.      CANCELLATION OF INTERESTS                                                              47

         53.      LIMITATION                                                                             47

         54.      Exemption From Stamp Taxes                                                             47

         55.      TREATMENT OF NEW COMMON STOCK AND BENEFICIAL INTERESTS                                 48

         56.      CONFLICTS                                                                              49

         57.      RECOUPMENT                                                                             49

         58.      DISSOLUTION OF THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS                           49

         59.      PRIVILEGES.                                                                            49

         60.      SALE OF ASSETS TO THE BUYER                                                            49

         61.      APPROVAL OF PLAN-RELATED DOCUMENTS                                                     50

         62.      REVESTING AND TRANSFERS OF PROPERTY                                                    50

         63.      TERMINATION OF THE FINAL DIP AGREEMENT                                                 52

         64.      APPROVAL OF THE EXIT FACILITY AGREEMENT                                                53

         65.      SUBSTANTIVE CONSOLIDATION OF CONSOLIDATING DEBTORS                                     53

         66.      PLAN AND CONFIRMATION ORDER BINDING                                                    53

         67.      SUPREMACY OF CONFIRMATION ORDER                                                        53

         68.      PLAN PROVISIONS TO BE GIVEN EFFECT                                                     54

         69.      PLAN CLASSIFICATION CONTROLLING                                                        54

         70.      THE RECORD                                                                             54

         71.      FINAL FEE APPLICATION FOR                                                              55

         72.      FAILURE TO CONSUMMATE PLAN                                                             55

         73.      RETENTION OF JURISDICTION                                                              56

         74.      NOTICE OF ENTRY OF CONFIRMATION ORDER                                                  56

         75.      RETURNED MAIL                                                                          56

         76.      EFFECTIVE DATE. THE PLAN WILL BECOME EFFECTIVE ON THE EFFECTIVE DATE AS
                  PROVIDED IN THE PLAN.                                                                  57

         77.      AUTHORIZATION TO CLOSE                                                                 57

         78.      SUFFICIENCY OF NOTICE OF CONFIRMATION                                                  57